Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VALUECLICK, INC.

SEARCH123.COM ACQUISITION CORP.

SEARCH123.COM INC.

AND

JAMES K. BERIKER

(as Company Agent)

Dated as of May    , 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	The Merger
1.2	Closing
1.3	Actions at the Closing
1.4	Effect of the Merger
1.5	Certificate of Incorporation; Bylaws; Officers and Directors
1.6	Merger Consideration; Effect on Capital Stock
1.7	Dissenting Shares
1.8	Establishment of Escrow; Interest and Dividends
1.9	Surrender of Certificates; Payment of Merger Consideration and Employee Bonus Payments
1.10	No Further Ownership Rights in Company Capital Stock
1.11	Lost, Stolen or Destroyed Certificates
1.12	Necessary Actions; Further Action
1.13	Required Deductions and Withholding

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1	Organization and Qualification; Subsidiaries, Interests and Joint Ventures
2.2	Company Capital Structure
2.3	Subsidiaries
2.4	Authority
2.5	Company Financial Statements; Working Capital Deficit Calculations
2.6	No Undisclosed Liabilities
2.7	No Changes
2.8	Tax and Other Returns and Reports
2.9	Restrictions on Business Activities
2.10	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment
2.11	Intellectual Property
2.12	Agreements, Contracts and Commitments
2.13	Interested Party Transactions
2.14	Company Authorizations
2.15	Litigation
2.16	Accounts Receivable
2.17	Minute Books
2.18	Environmental Matters
2.19	Brokers’ and Finders’ Fees; Third Party Expenses
2.20	Employee Benefit Plans
2.21	Compliance with Laws
2.22	Warranties; Indemnities
2.23	Software Development Agreements

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2.24	Representations Complete
2.25	Insurance
2.26	Foreign Corrupt Practices Act
2.27	Complete Copies of Materials
2.28	Board Approval
2.29	Customers and Suppliers
2.30	Export Control Laws
2.31	Banks and Brokerage Accounts
2.32	Takeover Statutes

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Organization, Standing and Power
3.2	Authority
3.3	No Conflicts
3.4	Investment Advisors

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business of the Company
4.2	No Solicitation

ARTICLE V ADDITIONAL AGREEMENTS
5.1	Company Shareholder Approval
5.2	Access to Information; Cooperation
5.3	Confidentiality
5.4	Public Disclosure
5.5	Consents
5.6	Reasonable Efforts
5.7	Notification of Certain Matters
5.8	Third Party Expenses
5.9	Employee Bonuses

ARTICLE VI CONDITIONS TO THE MERGER
6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of the Company
6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
7.1	Survival of Representations and Warranties
7.2	Escrow Arrangements

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER
8.1	Termination

8.2	Effect of Termination
8.3	Fees and Expenses
8.4	Amendment
8.5	Extension; Waiver

ARTICLE IX GENERAL PROVISIONS
9.1	Notices
9.2	Interpretation
9.3	Counterparts
9.4	Entire Agreement; Assignment
9.5	Severability
9.6	Remedies; Exercise of Rights
9.7	Governing Law
9.8	Jurisdiction and Venue
9.9	Specific Performance
9.10	Rules of Construction

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Certificate of Merger
Exhibit A-2	Agreement of Merger
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Written Consent
Exhibit D	Form of Amendment to Articles of Incorporation
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Parent Counsel Opinion
Exhibit G	Form of Company Counsel Opinion

INDEX OF SCHEDULES

Section of Company Schedule	Description

2.1	Subsidiaries and Jurisdictions
2.2(a)	Company Capital Stock
2.2(c)	Company Option Detail
2.2(d)	Company Warrant Detail
2.4(d)	Consents, Waivers and Approvals
2.5	Company Financials
2.7(e)	Changes in Accounting Methods or Practices
2.7(g)	Changes in Materials Contracts
2.7(i)	Changes in Compensation or Benefits
2.7(l)	Loans
2.7(m)	Waivers of Claims and Write-Offs
2.7(n)	Lawsuits and Investigations
2.7(p)	Issuance of Securities
2.7(j)	Terminated Employees
2.8(b)	Tax Matters
2.10(a)	Real Property
2.11(b)	Company Products
2.11(c)	Company Intellectual Property, Proceedings and Actions
2.11(k)	Owned or Licensed Improvements
2.11(m)	Litigation and Proceedings
2.11(n)	Intellectual Property Licenses
2.11(t)	Intellectual Property Rights Contributors
2.11(u)	Export Licenses, Permits or Approvals
2.11(z)	Licensed Software
2.12(a)	Material Contracts
2.12(b)	Breaches or Violations
2.13	Interested Party Transactions
2.14	Company Authorizations
2.15	Litigation
2.16(a)	Accounts Receivable
2.19	Brokers’ and Finder’s Fees and Third Party Expenses
2.20(b)(i)	Employee Benefit Plans and Employee Agreements
2.20(b)(ii)	Employee Information
2.20(c)	Employee Plan Documents
2.22	Warranty and Indemnity Claims and Warranty Obligations
2.25	Insurance
2.31	Bank Accounts and Investments
5.9	Employee Bonuses

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May [  ], 2003 by and among ValueClick, Inc., a Delaware corporation (“Parent”), Search123.com Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Search123.com Inc., a California corporation (the “Company”) and James K. Beriker in his capacity as Company Agent (as defined in Section 7.2(h)).

RECITALS

A.                                   The Boards of Directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.                                     Pursuant to the Merger, among other things, each issued and outstanding share of  (i) Company common stock (“Company Common Stock”), (ii) Company Series A Preferred Stock (“Series A Preferred”), (iii) Series B Preferred Stock (“Series B Preferred”) and (iv) Series C Preferred Stock (“Series C Preferred” and, together with the Series A Preferred and Series B Preferred, the “Company Preferred Stock”), shall be converted into the right to receive an amount in cash determined pursuant to Section 1.6, subject to adjustment pursuant to Section 1.6(f) hereof and subject to the provisions of Section 1.8 hereof pursuant to which a portion of the cash allocable to the holders of Company Common Stock, Series A Preferred and Series B Preferred pursuant to the Merger will be deposited into the Escrow Fund (as defined in Section 1.8 of this Agreement).

C.                                     Pursuant to the Merger and in accordance with either their terms or pursuant to written agreements with the Company, all outstanding options to purchase Company capital stock (“Company Options”) shall be canceled and extinguished without consideration as of the Effective Time, as provided in Section 1.6(b) below, and all outstanding warrants to purchase Company capital stock (“Company Warrants”) shall be canceled and extinguished at or prior to the Effective Time, as provided in Section 1.6(c) below.

D.                                    The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

E.                                      In recognition of the consideration receivable pursuant to the Agreement and in connection with the disposition of all his shares of Company Common Stock in connection with the Merger, James K. Beriker, the president of the Company, is entering into a non-competition agreement with Parent substantially in the form of Exhibit B attached hereto (the “Non-Competition Agreement”).

F.                                      As a condition and an inducement to Parent to enter into this Agreement, certain shareholders of the Company have executed and delivered written consents in the form of

Exhibit C attached hereto (each, a “Written Consent”).  Pursuant to the Written Consents, each such shareholder has voted (i) to amend the provisions governing the liquidation preferences of the Company Preferred Stock and provisions governing distributions to the Company Common Stock currently contained in the Company’s Third Amended and Restated Articles of Incorporation (the “Company Articles”), as set forth in the form of Amendment to the Company Articles attached as Exhibit D hereto (the “Articles Amendment”) and (ii) to adopt and approve the Merger and this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (the “CGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the corporation surviving the Merger and as a wholly-owned subsidiary of Parent.  The Company as the corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”

1.2                                 Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Street in Los Angeles, California as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed to in writing by Parent and the Company.  The date the Closing actually occurs is referred to as the “Closing Date.”

1.3                                 Actions at the Closing.  At the Closing:  (a) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referenced in Section 6.3, and (c) the parties hereto shall consummate the Merger (i) by filing the Certificate of Merger in the form of Exhibit A-1 attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) by filing the Agreement of Merger in the form of Exhibit A-2 attached hereto (the “Agreement of Merger”) with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL (the time of acceptance of such Agreement of Merger by the Secretary of State of the State of California being referred to herein as the “Effective Time”).

1.4                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5                                 Certificate of Incorporation; Bylaws; Officers and Directors.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a)                                  The Articles of Incorporation of the Company shall, without further action, be amended and restated as set forth in Exhibit I to the Agreement of Merger, and shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law;

(b)                                 The Bylaws of the Company shall, without further action, be amended to read the same as the Bylaws of Merger Sub in effect at the Effective Time, and shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law; and

(c)                                  The officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Corporation, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6                                 Merger Consideration; Effect on Capital Stock.  The aggregate maximum consideration to be provided by Parent and Merger Sub for all the outstanding Company capital stock and rights to acquire Company capital stock of the Company shall be $3,257,110 in cash, subject to adjustment as provided in subparagraph (f) below (such amount, as adjusted, the “Purchase Price,” and such cash Merger consideration, subject to adjustment as provided in subparagraph (f) below, the “Merger Consideration”).  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company capital stock, the following shall occur:

(a)                                  Company Capital Stock.  The outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Company Common Stock automatically will be converted into the right to receive a portion of the Merger Consideration as described below and as provided in the Articles Amendment.  The aggregate Merger Consideration to be paid in exchange for each share of Company capital stock issued and outstanding as of the Effective Time (other than Dissenting Shares and shares of capital stock of the Company owned by the Company, Parent or Merger Sub) shall be equal to the following, subject to adjustment pursuant to subparagraph (f) below (other than as provided in subparagraph (i) immediately below) and subject to the escrow of a portion of the Merger Consideration pursuant to Section 1.8.

(i)                                     Each outstanding share of Series C Preferred shall be converted into the right to receive an amount in cash determined by dividing (x) $750,000 (the “Series C Preference Amount”) by (y) the total number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Series C Cash Consideration”).  No portion of the Series C Cash Consideration will be deposited into the Escrow Fund pursuant to Section 1.8.

(ii)                                  Each outstanding share of Series A Preferred shall be converted into the right to receive an amount in cash equal to the Series A Per Share Amount (as defined below).  A portion of the Series A Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.

(iii)                               Each outstanding share of Series B Preferred shall be converted into the right to receive an amount in cash equal to the Series B Per Share Amount (as defined below).  A portion of the Series B Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.

(iv)                              Each outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to the quotient obtained by dividing (A) the Common Stock Amount (as defined below) by (B) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.  A portion of the Common Stock Amount may be deposited into the Escrow Fund pursuant to Section 1.8.

For purposes hereof:

(A)                              “Series A Per Share Amount” means the product obtained by multiplying (i) the Series A/B Preference Amount (as defined below) by (ii) a fraction (a) the numerator of which is $0.40 (the “Series A Liquidation Preference”) and (b) the denominator of which is the sum of the Series A Liquidation Preference and the Series B Liquidation Preference with respect to all of the shares of Series A Preferred and Series B Preferred outstanding as of the Effective Time (the “Aggregate Series A/B Preference”);

(B)                                “Series B Per Share Amount” means the product obtained by multiplying (i) the Series A/B Preference Amount by (ii) a fraction (a) the numerator of which is $0.36 (the “Series B Liquidation Preference”) and (b) the denominator of which is the Aggregate Series A/B Preference;

(C)                                “Series A/B Preference Amount” means the lesser of (i) the Aggregate Series A/B Preference and (ii) the amount, if any, remaining after subtracting the Series C Preference Amount and the Common Stock Minimum Amount from the Purchase Price;

(D)                               “Common Stock Amount” means (i) the Common Stock Minimum Amount plus (ii) the amount, if any, remaining after subtracting the Series C Preference Amount, the Common Stock Minimum Amount and the Series A/B Preference Amount from the Purchase Price; and

(E)                                 “Common Stock Minimum Amount” means the lesser of (a) $120,000 and (b) the amount, if any, remaining after subtracting the Series C Preference Amount from the Purchase Price.

(b)                                 Company Options.  Each outstanding Company Option automatically shall be canceled and extinguished pursuant to the terms thereof or pursuant to written agreements with the holders thereof, and all rights and benefits of any holder thereof shall terminate immediately without any payment or consideration therefor.  In no event shall any Company Option be assumed by Parent, Merger Sub or the Surviving Corporation.  Prior to the Effective Time, the Company shall take all actions necessary to effect the cancellation and extinguishment at or prior to the Effective Time of all Company Options as contemplated by this Section 1.6(b) under (or by amending) the terms of the Company Plans or the Company Options issued thereunder or by entering into written agreements providing for the same, as the case may be, and including giving any required notices and obtaining any required or appropriate consents, waivers and approvals under the Company Options and any Company Plans or agreements relating to the Company Options.

(c)                                  Company Warrants.  Each outstanding Company Warrant by its terms purports to automatically become exercisable from and after the Effective Time for the same consideration the holder thereof would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrants immediately prior to the Effective Time.  The Company shall take all actions necessary to effect the cancellation and extinguishment at or prior to the Effective Time of all such Company Warrants under (or by amending) the terms of the Company Warrants and any documents or instruments relating thereto and purporting to govern or establish the rights of the holder thereof, as the case may be, including giving any required notices and obtaining any required or appropriate consents, waivers and approvals under the Company Warrants and any such related documents or instruments.

(d)                                 Merger Sub Stock.  Each share of common stock of Merger Sub outstanding as of the Effective Time automatically shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.  From and after the Effective Time, each stock certificate formerly representing shares of common stock of Merger Sub shall be deemed to represent an equivalent number of shares of common stock of the Surviving Corporation.

(e)                                  Adjustments for Subsequent Changes.  The amount of cash payable with respect to the Company Preferred Stock or the Company Common Stock pursuant to this Section 1.6 shall be equitably adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Company Common Stock or the Company Preferred Stock, as the case may be, which occurs after the date hereof and prior to the Effective Time.

(f)                                    Adjustment to Purchase Price.  The Purchase Price shall be subject to downward adjustment, on a dollar for dollar basis, to the extent that there exists a Working Capital Deficit in excess of $1,442,890 as of the Closing Date.  Any such downward adjustment shall not affect the amount of Merger Consideration payable to the holders of the Series C Preferred and shall reduce the Purchase Price and the respective amounts of Merger Consideration payable to the holders of Company capital stock as follows:  (i) first, the amount otherwise allocable to the holders of the Company Common Stock (exclusive of the Common Stock Minimum Amount) shall be reduced on a dollar-for-dollar basis, (ii) second, the amount otherwise allocable to the holders of Series A Preferred and Series B Preferred shall be reduced on a dollar-for-dollar pari passu basis based on the number of shares of Company Common Stock issuable upon conversion thereof as of the Effective Time and (iii) third, the Common Stock Minimum Amount shall be reduced on a dollar-for-dollar basis.  The Purchase Price also shall be subject to upward adjustment, on a dollar for dollar basis, to the extent that there exists a Working Capital Deficit of less than $1,442,890 as of the Closing Date.  Any increase in the Purchase Price resulting from a Working Capital Deficit of less than $1,442,890 as of the Closing Date shall be deposited into the Escrow Fund pursuant to Section 1.8.  For purposes of this Agreement, “Working Capital Deficit” is defined as (i) the sum of (A) total liabilities of the Company (as defined under United States generally accepted accounting principles (“GAAP”)), (B) any Employee Bonuses payable by the Company after the Closing pursuant to Section 5.9 below (including any amounts payable by the Company to James K. Beriker in connection with the Merger), (C) 50% of the fees, costs and expenses associated with the audit work necessary to produce audited financial statements with respect to the Company pursuant to the requirements of Section 3-05 of SEC Regulation S-X (the “3-05 Audit”), (D) 100% of any Pre-Closing Taxes (as defined in Section 7.2(l)) (whether or not then due and payable) and (E) all fees, costs and expenses incurred by the Company, including legal fees, incurred in connection with the negotiation of this Agreement and any fees, charges, expenses, commissions or payments of the type described in Section 2.19 less (B) total current assets of the Company (as defined under GAAP).  To facilitate and expedite the calculation of any necessary adjustments to the Purchase Price, the Company has prepared and delivered on the date hereof a calculation of the amount of Working Capital Deficit as of the date hereof (the “Preliminary Working Capital Calculation”) certified by the Company’s Chief Financial Officer and Chief Executive Officer as true and correct in all material respects, and immediately prior to the Closing the Company shall provide a similarly certified update of such calculation as of the Closing Date (the “Closing Date Working Capital Calculation”).

1.7                                 Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company capital stock held by a holder who has properly exercised and perfected appraisal rights for such shares in accordance with the CGCL and who has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are expressly specified in Chapter 13 of the CGCL.

(b)                                 Notwithstanding the provisions of the preceding subparagraph (a), if any holder of Dissenting Shares shall effectively withdraw or lose such holder’s appraisal rights (by failing to properly perfect the same or otherwise), then, as of the occurrence of such event, such holder’s shares of Company capital stock automatically shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender of the certificates representing such shares.

(c)                                  The Company shall give Parent and the Company Agent (as defined in Section 7.2(h)) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover from the Escrow Fund (as defined below) pursuant to the and claim for Losses provisions of Article VII hereof the aggregate amounts by which any such Dissenting Shares payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares.

1.8                                 Establishment of Escrow; Interest and Dividends.

(a)                                  At the Effective Time, Parent shall deposit into a general escrow account established pursuant to Article VII below (the “Escrow Fund”) a portion of the Merger Consideration in an amount in cash equal to $1,000,000 plus the amount, if any, by which the Purchase Price is adjusted upward pursuant to Section 1.6(f) (such amount, as adjusted, the “Escrow Amount”).  The Escrow Fund will be funded (i) first, with all of the Common Stock Amount otherwise payable to the holders of the Company Common Stock in excess of the Common Stock Minimum Amount (the “Common Stock Escrow Amount”), and (ii) second, with a portion of the Series A/B Preference Amount otherwise payable in the Merger to the holders of Series A Preferred Stock and Series B Preferred Stock equal to the Escrow Amount less the portion of the Common Stock Amount deposited in the Escrow Fund on behalf of the holders of Company Common Stock pursuant to clause (i) above (the “Preferred Stock Escrow Amount”).  The Common Stock Escrow Amount and any interest earned thereon and the Preferred Stock Escrow Amount and any interest earned thereon shall each be maintained in segmented sub-accounts within the Escrow Fund and disbursed as provided in Article VII.  In no event will any amounts be deposited into the Escrow Fund from the Series C Cash Consideration or the Common Stock Minimum Amount payable pursuant to Section 1.6(a) above.  The portion of the Common Stock Escrow Amount deposited on behalf of each holder of Company Common Stock and the portion of the Preferred Stock Escrow Amount deposited on behalf of each holder of Company Preferred Stock (other than the Series C Preferred), respectively, shall be in proportion to each respective holder’s proportionate interest in that portion of the Merger Consideration allocated to the holders of the Common Stock or the Company Preferred Stock (other than the Series C Preferred), as the case may be, pursuant to the Merger (such respective amounts, excluding any amounts paid to the holders of Series C Preferred Stock and the Common Stock Minimum Amount which shall not be subject to the Escrow Fund, the “Proportionate Interests”).

(b)                                 Any interest accruing on the Common Stock Escrow Amount or the Preferred Stock Escrow Amount shall be held in the Escrow Fund and available to pay Losses until distributed upon termination of the Escrow Fund, as provided in Article VII.  Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to Article VII) or pro rata to the respective Company shareholders on whose behalf such cash was deposited in the Escrow Fund (to the extent earned or paid with respect to cash distributed to such respective shareholders upon termination of the Escrow Fund), such that any interest earned on the Common Stock Escrow

Amount or the Preferred Stock Escrow Amount follows the cash on which such interest was earned.

1.9                                 Surrender of Certificates; Payment of Merger Consideration and Employee Bonus Payments.

(a)                                  Merger Consideration.  On the Closing Date, Parent shall deposit the cash representing the Merger Consideration (less the Escrow Amount) with party Parent designates as the exchange agent for the Merger (the “Exchange Agent”).  In addition, Parent shall separately deposit the Escrow Amount into the Escrow Fund on behalf of the holders of Company capital stock otherwise entitled thereto, as provided in Section 1.8.

(b)                                 Exchange Procedures.  Subject to Section 1.8(a), as promptly as practicable after the execution of this Agreement and prior to the Effective Time, Parent shall cause to be delivered to each holder of record of outstanding Company Common Stock and Company Preferred Stock (the instruments representing the same, “Certificates”) (A) a letter of transmittal in the form attached hereto as Exhibit E and (B) instructions for using the letter of transmittal to effect the surrender of Certificates for cancellation in exchange for the Merger Consideration to which the holder is entitled (less any cash deposited into the Escrow Fund on behalf of such holder).  Upon surrender of a Certificate to Parent or any agent appointed by Parent for such purpose, together with a duly completed and validly executed letter of transmittal, the surrendering holder shall be entitled to receive the applicable Merger Consideration specified in Section 1.6 (subject to the escrow and claim for Losses provisions of Section 1.8 and Article VII).  Until properly surrendered and cancelled, each outstanding Certificate representing Company capital stock prior to the Effective Time will be deemed to evidence only the right to receive the portion of the Merger Consideration payable in respect of each such share pursuant to the Merger from and after the Effective Time (subject to the escrow and claim for Losses provisions of Section 1.8 and Article VII).  As provided in the letter of transmittal, by executing and delivering the same, each shareholder of the Company will acknowledge and agree to perform the obligations attributed to the Company shareholders hereunder and the indemnification obligations with respect to actions and Losses of the Company Agent (as set forth in Section 7.2(h) hereof) and shall confirm the appointment of the Company Agent.

(c)                                  Transfers of Ownership.  If any Merger Consideration is to be paid or allocated to a person other than the holder in whose name the Certificate surrendered is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered must be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)                                 No Liability.  Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub or the Surviving Corporation shall be liable to any holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10                           No Further Ownership Rights in Company Capital Stock.  The Merger Consideration delivered to the Exchange Agent or deposited into the Escrow Fund in accordance with the terms hereof shall be deemed to have been issued in full payment and satisfaction of all rights pertaining thereto.  There shall be no further registration of transfers on the records of the Surviving Corporation of any Company Common Stock, Company Preferred Stock, Company Options or Company Warrants which were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Corporation for any reason after the Effective Time, such Certificates immediately shall be canceled and exchanged as provided in this Article I (subject to the escrow and claim for Losses provisions of Section 1.8 and Article VII).

1.11                           Lost, Stolen or Destroyed Certificates.  If any Certificates have been lost, stolen or destroyed, Parent shall pay such amount and issue such shares of Parent Common Stock (less any amounts deposited into the Escrow Fund on behalf of the holder) as may be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the owner of any such lost, stolen or destroyed Certificates to deliver a bond (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12                           Necessary Actions; Further Action.  If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub in the Surviving Corporation or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Surviving Corporation or otherwise to take, and the Surviving Corporation shall cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.

1.13                           Required Deductions and Withholding.  The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any holder or former holder of Company capital stock or any designated recipient of an Employee Bonus referenced in Section 5.9 of the Company Schedule (as defined below) such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), under any provision of state, local or foreign tax law or pursuant to any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, subject only to such exceptions as specifically are disclosed in the disclosure letter supplied by Company to Parent (the “Company Schedule”) and dated as of the date hereof, as follows:

2.1                                 Organization and Qualification; Subsidiaries, Interests and Joint Ventures.  The Company and each of its subsidiaries (as set forth in Section 2.1 of the Company Schedule) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted.  Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified.  Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or any subsidiary owns, uses, licenses or leases material assets or properties or conducts business, has employees or engages independent contractors.  The Company has delivered to Parent true and correct copies of the Articles of Incorporation and Bylaws or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect.  Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational and governing documents.  Other than Simpli.com, Inc., a Delaware corporation, the Company does not directly or indirectly own any equity or similar interest and is not a participant in, any corporation, partnership, joint venture or other business association or entity.  For purposes of the remainder of this Article II, unless otherwise specified or the context clearly requires otherwise, all references to the Company also include its direct and indirect subsidiaries.

2.2                                 Company Capital Structure.

(a)                                  Authorized and Outstanding Capital Stock.  The authorized capital stock of the Company consists of (i) One Hundred Fifty Million (150,000,000) shares of Company Common Stock, of which Forty-Eight Million, Nine Hundred Forty-Five Thousand Eight Hundred Thirty-Three (48,945,833) shares are issued and outstanding as of the date hereof; and (ii) Fifteen Million (15,000,000) shares of Company Preferred Stock, of which Five Million Two Hundred and Six Thousand Two Hundred and Fifty (5,206,250)  shares are designated as Series A Preferred, all of which are issued and outstanding; Six Hundred Twenty-Eight Thousand Four Hundred Seventy-Eight (628,478) shares are designated as Series B Preferred, all of which are issued and outstanding; and Three Million Four Hundred Twenty-One Thousand Two Hundred Sixty-Nine (3,421,269) shares are designated as Series C Preferred, all of which are issued and outstanding.  Each share of Series A Preferred is convertible into four shares of Company Common Stock; each share of Series B Preferred is convertible into three shares of Company Common Stock; each share of Series C Preferred is convertible into three shares of Company Common Stock; and all outstanding shares of Company Preferred Stock are convertible, in the aggregate, into Thirty-Two Million Nine Hundred Seventy-Four Thousand Two Hundred Forty-One (32,974,241) shares of Company Common Stock.  Section 2.2(a)  of the Company Schedule lists each respective holder of Company Common Stock and Company Preferred Stock, including the number and type of shares held by each such holder and the state or jurisdiction or residence of the holder as listed in the Company’s records.  The Company shall

deliver an updated copy of such list at the Closing current as of the Closing Date.   Except as set forth above or as disclosed in Section 2.2 of the Company Schedule, there are no other outstanding shares of capital stock or voting securities of the Company (or rights to acquire the same).

(b)                                 Status of Outstanding Capital Stock.  All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities laws.  All outstanding shares of Company Common Stock and Company Preferred Stock were issued, and to the Company’s knowledge currently are, free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which the Company or its assets or properties are or may be bound.  The Company is not, and to the Company’s knowledge none of its shareholders is, a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby.  The Company is not a party to any arrangement, agreement or instrument pursuant to which the Company may elect to satisfy its obligations by issuing Company capital stock or other securities.

(c)                                  Company Options.  Section 2.2(c) of the Company Schedule sets forth a list of all outstanding Company Options, including the names and positions of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which the Company Options were granted, and the vesting status of such Option Grants (including the number of shares vested and unvested to date and a description of all circumstances in which the vesting schedule can or will be accelerated).  The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.  All Company Options have been issued to employees and consultants pursuant to the Company’s 2000, 2001 or 2002 Stock Option Plans (collectively, the “Company Plans”).  All Company Options issued pursuant to the Company Plans (and all shares of Company capital stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the applicable Company Plans and the requirements of applicable federal, state and foreign securities laws, except with respect to Company Options issued pursuant to the Company’s 2002 Stock Option Plan which were issued without compliance with state securities or “blue sky” requirements for such issuance.  Except as set forth in Section 2.2(c) or elsewhere in the Company Schedule, there are no other outstanding Company Options or oral or written agreements, arrangements or understandings to which the Company is a party requiring the Company to issue any Company Options or any securities or rights exercisable or exchangeable for, or convertible into, shares of Company capital stock or other voting securities.  The terms of each of the Company Plans permit the cancellation and extinguishment of all outstanding Company Options as contemplated by this Agreement, without the consent or approval of such holders of Company Options, the shareholders of the Company or otherwise, and such action will not result in any acceleration of the exercise schedule or vesting provisions, or otherwise result in any changes in or to the terms, of such Options or the agreements or arrangements related thereto.  The Company has provided Parent true and correct copies of all Company Plans and all agreements and arrangements related to or issued under such Company Plans, in each case as amended to date and in effect.  There are no currently pending or contemplated amendments, modifications or supplemented to any of the Employee Plans or any such agreements or arrangements.

(d)                                 Company Warrants.  Other than three Company Warrants to acquire an aggregate of Nine Hundred Eighty-Three Thousand Three Hundred Twenty-Seven (983,327) shares of Company Common Stock at an exercise price of $0.01 per share described in Section 2.2(d) of the Company Schedule, there are no outstanding warrants or similar rights or securities exercisable to acquire Company capital stock or other securities, nor is the Company party to any agreement, arrangement or understanding pursuant to which the Company is or may be obligated to issue the same.

(e)                                  Reserved Shares.  The Company has reserved an aggregate of Forty-Four Million (44,000,000) shares of Company Common Stock for issuance upon exercise of Company Options granted under the Company Plans, of which Two Million Six Hundred Ninety-Six Thousand Nine Hundred Eleven (2,696,911) shares are subject to outstanding vested Company Options, Six Hundred Seventy-Two Thousand, Seven Hundred Fourteen (672,714) shares are subject to outstanding unvested Company Options and Five Million Six Hundred Fifty-Five Thousand Three Hundred Seventy-Five (5,655,375) shares remain available for future grant; an aggregate of Nine Hundred Eighty-Three Thousand Three Hundred Twenty-Seven (983,327) shares of Company Common Stock issuable upon exercise of the Company Warrants described in Section 2.2(d) of the Company Schedule; and Thirty-Two Million Nine Hundred Seventy-Four Thousand Two Hundred Forty-One (32,974,241) shares of Company Common Stock shares in the aggregate issuable upon exercise of the outstanding shares of Company Preferred Stock.  Except as set forth above, there are no other shares of Company capital stock or voting securities authorized or reserved for issuance.

(f)                                    No Other Derivative Securities or Rights.  Except for the Company Options and the Company Warrants described above, there are no oral or written options, warrants, puts, calls, rights, rights of first refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of Company capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of (other than adjustments to the conversion prices of the Preferred Stock pursuant to the Company Articles), otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.

(g)                                 No Outstanding Debt Securities.  The Company has no authorized or issued debt securities or other instruments of indebtedness outstanding.

(h)                                 Employee Bonus Arrangements.  The Company has delivered a true and correct copy of all documents and instruments pursuant to which certain employee and director bonuses and other payments (“Employee Bonuses”) will be paid by the Company after the Closing, as contemplated by Section 5.9 below.  There are no other oral or written arrangements, agreements or understandings pursuant to which the Company or any successor thereto is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company.

2.3                                 Subsidiaries.  The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares (a) are duly authorized, validly issued, fully paid and nonassessable and (b) are owned by the Company free and clear of all Liens or rights of others.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.

2.4                                 Authority.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and any other agreements or instruments contemplated hereby to which the Company is or will be a party (collectively, the “Ancillary Agreements”), to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Company’s shareholders.  The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the observance and performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further or other action of the Company or its Board of Directors is required with respect to the foregoing.  The Company’s Board of Directors has unanimously approved the Merger, this Agreement, each Ancillary Agreement and the form and filing of the Articles Amendment.  This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)                                 The vote required (the “Required Vote”) for the Company’s shareholders to duly approve the Merger, this Agreement and the Articles Amendment under the applicable provisions of the CGCL, the DGCL and the Company Articles and Bylaws is the affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock voting separately as a class; (ii) a majority of the outstanding shares of Series A Preferred and Series B Preferred voting together as a separate class; (iii) a majority of the outstanding shares of Series A

Preferred voting separately as a class, (iv) a majority of the outstanding shares of Series B Preferred voting separately as a class, (v) a majority of the outstanding Series C Preferred voting separately as a class and (vi) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a separate class, on an as-converted basis.  The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Written Consents executed and delivered by the shareholders of the Company prior to the date hereof), giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement.  Written Consents have been duly executed and delivered by a sufficient number of holders of the Company capital stock to achieve the Required Vote.

(c)                                  The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”):

(i)                                     any provision of the  Articles of Incorporation, Bylaws or similar organizational or governing documents of the Company; or

(ii)                                  any mortgage, indenture, lease, contract or other agreement or instrument (in each case, subject to the Company obtaining all Requisite Consents (as defined below) relating to such agreements and instruments), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(d)                                 No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby (including the assignment of all Material Contracts, Company Intellectual Property or other rights to the Surviving Corporation as of or prior to the Effective Time), except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (C) the other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Section 2.4(d) of the Company Schedule.

2.5                                 Company Financial Statements; Working Capital Deficit Calculations.  Section 2.5 of the Company Schedule sets forth the Company’s unaudited balance sheet as of April 30, 2003 (the “Current Balance Sheet”) and the related unaudited income statements for the four-month period then ended (collectively, the “Company Financials”).  The Company

Financials are complete and correct in all material respects and have been prepared in accordance with GAAP.  The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.  The Preliminary Working Capital Calculation is true, complete and correct and accurately reflects the amount of any Working Capital Deficit as of the date hereof.  The Closing Date Working Capital Calculation will be true, complete and correct and accurately reflect the amount of any Working Capital Deficit as of the Closing Date.

2.6                                 No Undisclosed Liabilities.  The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $10,000 individually or $100,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) that are not clearly disclosed, in reasonable detail, on the face of the Company Financials.

2.7                                 No Changes.  Since December 31, 2002, the Company has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a)                                  any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

(b)                                 any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company;

(c)                                  any capital expenditure or commitment by the Company, in excess of $10,000 individually or $100,000 in the aggregate;

(d)                                 any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) or business or customer of the Company;

(e)                                  except as set forth on Section 2.7(e) of the Company Schedule, any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f)                                    any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities, other than share repurchases as a result of termination of employees in accordance with the terms of the Company Plans or written employment agreements;

(g)                                 except as set forth on Section 2.7(g) of the Company Schedule, the execution and delivery of any material contract by the Company, or any amendment or termination of, or violation or default under, any material contract, agreement or license to which the Company is a party or by which the Company or its assets or properties are or may be bound;

(h)                                 any amendment or change to the Articles of Incorporation, Bylaws or other organizational or governing documents of the Company;

(i)                                     except as set forth on Section 2.7(i) of the Company Schedule, any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person;

(j)                                     any labor trouble or claim of wrongful discharge or other unlawful labor practice or action; Section 2.7(j) of the Company Schedule includes a list of all employees who have been terminated by the Company, and the general reason for termination, since inception;

(k)                                  any change of any Tax (as defined in Section 2.8 below) election or settlement or compromise of any material state, local or foreign Tax liability;

(l)                                     except as set forth on Section 2.7(l) of the Company Schedule, any loan by the Company to any person or entity (other than the advancement or reimbursement of business expenses to employees in immaterial amounts in the normal course of business), or the incurrence by the Company of any indebtedness, the guarantee by Company of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(m)                               except as set forth on Section 2.7(m) of the Company Schedule, any waiver or release of any right or claim of or in favor of the Company, including any write-off or other compromise of any account receivable of, or debt owed to, the Company;

(n)                                 except as set forth on Section 2.7(n) of the Company Schedule, any commencement or notice or, to the best knowledge of Company, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or its business or affairs;

(o)                                 any notice of any claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.11 below) or any allegations that the Company is infringing or has infringed upon any third party’s Intellectual Property Rights;

(p)                                 except as set forth on Section 2.7(p) of the Company Schedule, any issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities (other than the issuance of Company Common Stock upon the exercise of Company Options); or

(q)                                 any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that individually or in the aggregate has or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and its subsidiaries, taken as a whole.

2.8                                 Tax and Other Returns and Reports.

(a)                                  Definitions.  For purposes of this Agreement:

(i)                                     “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii)                                  “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)                                 (i)                                     Except as set forth on Section 2.8(b)(i) of the Company Schedule, the Company and its subsidiaries have timely filed all Tax Returns they are required to have filed.  All Tax Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).  To the extent the Company did not file a Tax Return in any jurisdiction or for any specific period, the Company did so because it had no liability for Taxes in that jurisdiction or for that time period, as the case may be.

(ii)                                  The Company and its subsidiaries timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financials in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof.  The Company and its subsidiaries have no present or contingent liability for Taxes, other than Taxes reflected on the Company Financials or incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its subsidiaries.  The Company does not know of any basis for the assertion by a taxing authority of a Tax deficiency against the Company or any subsidiary.

Section 2.8(b)(ii) of the Company Schedule sets forth all material elections made or deemed made with respect to Taxes of the Company or any of its subsidiaries for all taxable periods beginning on or after January 1, 1999.

(iii)                               No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has knowledge that any such action or proceeding is being contemplated.  Section 2.8(b)(iii) of the Company Schedule sets forth all claims for Taxes that have been asserted against the Company or any of its subsidiaries with respect to any period commencing on or after January 1, 1999.  Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(iv)                              Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(v)                                 Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)                              Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries.  The Company and its subsidiaries use the accrual method of accounting for federal income tax purposes.  Neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

(vii)                           None of the assets of the Company or any subsidiary of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(viii)                        Section 2.8(b)(viii) of the Company Schedule sets forth, with respect to the Company and each of its subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity.

(ix)                                Neither the Company nor any subsidiary of the Company is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax.  No power of attorney or similar grant of authority is in place with respect to the Company or any of its subsidiaries.

(x)                                   Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xi)                                Neither the Company nor any of its subsidiaries has in effect an election under Section 341(f) of the Code.

(xii)                             There are no Tax Liens on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.

(xiii)                          Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xiv)                         Valid elections under Section 83(b) of the Code are in effect with respect to all shares of Company capital stock subject to repurchase rights or other restrictions.

(xv)                            None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  Section 2.8(b)(xv) of the Company Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest.

(xvi)                         Neither the Company nor any subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code.  No subsidiary that is not a United States person (x) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (y) has had an investment in “United States property” within the meaning of Section 956(c) of the Code.  Neither the Company nor any subsidiary is, or at any time has been, impacted by (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (C) the recharacterization provisions of Section 952(c)(2) of the Code.

2.9                                 Restrictions on Business Activities.  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice or activities of the Company (or the Surviving Corporation after the Merger), any lease, licenses or acquisition of any assets or property (tangible or intangible) by the Company (or the Surviving Corporation after the Merger) or the conduct of the business as conducted and proposed to be conducted by the Company (or the Surviving Corporation after the Merger).

2.10                           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                  The Company owns no real property, nor has it ever owned any real property since its inception.  Section 2.10(a) of the Company Schedule sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.  All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, may be freely assigned to the Surviving Corporation, and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) thereunder.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business.  All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.  All such leased assets and properties are free and clear of any Liens which would interfere with, restrict or prohibit the transfer or assignment of such leased assets or properties to the Surviving Corporation or the use of such leased assets or properties by the Surviving Corporation in accordance with the assigned leases related thereto and for the purposes for which the Company initially leased, and currently uses and proposes to use, such leased assets and properties.  After the Closing Date, the Surviving Corporation will be entitled to the continued possession and use of the personal property leased by the Company, for the terms specified in such leases and for the purposes consistent with the past practices of the Company.

(c)                                  All equipment (the “Equipment”) owned or leased by the Company, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted and proposed to be conducted (including by the Surviving Corporation after the Merger), (ii) is regularly and properly maintained in accordance with manufacturers recommendations and any lessors’ guidelines, (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment, and (iv) complies with all applicable laws and regulations relating to such Equipment and the use thereof by the Company (and the Surviving Corporation after the Merger).

2.11                           Intellectual Property.

(a)                                  Definitions.  For purposes of this Agreement, the following terms have the following respective meanings:

(i)                                     “Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith:  (A) all United States and foreign issued patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, published or unpublished, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor; all trade names, logos, symbols, registered and common law trademarks and service marks, intent-to-use applications, and other applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (F) moral rights, publicity rights, mask works and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company or which the Company has the right to use pursuant to written license, sublicense, agreement or permission, that are used by the Company or useful in, related to, or arise out of  the operation or conduct of the business of the Company as currently conducted and currently proposed to be operated or conducted (including by the Surviving Corporation after the Merger).

(b)                                 Section 2.11(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all products, software, service offerings, technical data or technology designed, manufactured or sold by the Company that have been sold, distributed since incorporation or which the Company intends to sell, license, or distribute in the future, including any products or service offerings under development (collectively, “Company Products”).

(c)                                  Section 2.11(c) of the Company Schedule lists:  (i) all Company Intellectual Property, identifying for each, if applicable, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company, and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property; and (iii) any actions that must be taken by the Company in the next one hundred eighty (180) days or by the Surviving Corporation as the successor to and assignee of the Company within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(d)                                 The Company has obtained from each third party who, at the request or the direction of the Company, developed or otherwise created any Intellectual Property Rights, a written assignment transferring to the Company all rights, title and interest in and to all such Intellectual Property Rights.

(e)                                  The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.

(f)                                    All Company Intellectual Property is fully transferable, assignable or licensable, as applicable without condition or restriction and without payment of any kind to any third party.

(g)                                 The Company has not received any notice or claim, whether written or oral, challenging or questioning the Company’s ownership in any Company Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor to the best of Company’s knowledge is there a reasonable basis for any such claim.  The Company represents and warrants that all Intellectual Property Rights owned by the Company are free and clear of all Liens.

(h)                                 The Company has not pledged or granted any license or other right in or to any Company Intellectual Property to any third party other than pursuant to any license agreement disclosed in Section 2.11(n) of the Company Schedule.

(i)                                     All Intellectual Property Rights embodied in the Company Products were created solely by either:  (i) employees of the Company acting within the scope of their employment (all of whom have assigned all rights, title and interest in and to such Intellectual Property Rights to the Company); or (ii) by third parties who have assigned, or agreed to assign, all right, title and interest in and to such Intellectual Property Rights to the Company.

(j)                                     To the best knowledge of the Company, the Company Intellectual Property, along with the Intellectual Property Rights licensed to the Company as described in Section 2.11(n) of the Company Schedule, constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s business as currently conducted and proposed to be conducted by the Company (and the Surviving Corporation after the Merger), including the design, development, promotion, sale, license, manufacture, import, export, use or distribution of any and all Company Products.  Without limiting the generality of the foregoing, the Company has the right to transfer or assign such Intellectual Property Rights to the Surviving Corporation, the Company has the right to use (and the Surviving Corporation will after the Merger have the right to use), pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of the Company Products.

(k)                                  Except and to the extent disclosed in Section 2.11(k) of the Company Schedule, no person who has licensed any Intellectual Property Rights to the Company has ownership, beneficial, license or other rights to improvements made by the Company in such Intellectual Property Rights therein.  The Company is entitled to freely use and exploit (and to transfer and assign to the Surviving Corporation) any and all such improvements.

(l)                                     The Company has not received any notice or claim, whether written or oral, from any third party claiming that the operation of the business of Company as currently conducted or proposed to be conducted (including by the Surviving Corporation after the Merger) or that any Company Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party, nor to the best of the Company’s knowledge is there a reasonable basis for any such claim of infringement or any claim that the Company does not own any of such Company Intellectual Property free and clear of all Liens.

(m)                               Except and to the extent disclosed in Section 2.11(m) of the Company Schedule, no Company Intellectual Property or Company Product has been or is subject to any actual or threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company’s (or the Surviving Corporation’s) use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.  There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision which obligates the Company (or will obligate the Surviving Corporation) to grant licenses or ownership interest in any future Intellectual Property Right related to the operation or conduct of the business of the Company (or the Surviving Corporation after the Merger) or the Company Products.

(n)                                 Section 2.11(n) of the Company Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property Rights (including any Company Intellectual Property).  Section 2.11(n) of the Company Schedule specifically indicates which contracts, licenses or agreements represent or include outbound licenses of Company Products in source code format.  The Company is not in material breach of, nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(o)                                 There are no contracts, licenses or agreements between the Company and any third party wherein or whereby the Company has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party.

(p)                                 There is no outstanding or threatened dispute or disagreement of which the Company is aware with respect to any contract, license or agreement between the Company and any third party related to the Company Intellectual Property.

(q)                                 The Company has no knowledge or reasonable suspicion that any third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been brought against any third party by the Company.

(r)                                    The Company has taken all steps that are reasonably required to protect:  (i) the Company’s rights in all Company Intellectual Property; and (ii) all Intellectual Property Rights of others as to which the Company has an express or implied obligation or duty to protect the same.  Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute written proprietary information, confidentiality and assignment of invention and copyright agreements, that:  (A) assign to the Company all right, title and interest in and to any Intellectual Property Rights relating to the Company’s business that are developed by the employee, consultant or contractor, as applicable, in the course of his, her or its activities for the Company or are developed during working hours or using the resources of the Company; (B) contain provisions designed to prevent unauthorized disclosure of the Company’s confidential information; and (C) otherwise appropriately protect the Intellectual Property Rights of the Company.  All current and former employees, consultants and independent contractors have executed and delivered such agreements to the Company and copies of all such agreements have been provided to Parent, and no party thereto has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement to its signatories.  There has been no disclosure by the Company of any Trade Secrets or confidential information of the Company without: (x) designating such information as confidential; and (y) taking whatever steps are required to ensure that such Trade Secrets or confidential information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement.

(s)                                  Neither the execution or performance of this Agreement nor the Ancillary Agreements, including the assignment to the Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which Company is a party, will result in:  (i) the Surviving Corporation’s granting (or becoming obligated to license, transfer or grant) to any third party any Intellectual Property Rights; (ii) the Surviving Corporation’s being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (iii) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s (or the Surviving Corporation’s post-Merger) rights or interest in any Intellectual Property Rights; or (iv) the Surviving Corporation’s being obligated to pay any penalties, royalties, license fees or other amounts to any third party in excess of those payable by the Surviving Corporation or Parent in the absence of this Agreement or the Ancillary Agreements.

(t)                                    Section 2.11(t) of the Company Schedule sets forth a complete and accurate list of all third parties that have contributed to any Intellectual Property Rights embodied in the Company Products, including:

(i)                                     current employees of the Company and their positions;

(ii)                                  former employees of the Company and their positions; and

(iii)                               current and former consultants and independent contractors of the Company and all services they provided to the Company.

(u)                                 The Company has obtained, and Section 2.11(u) of the Company Schedule sets forth, all export licenses, permits or approvals necessary or appropriate for the marketing, license and distribution of the Company Products outside the United States.

(v)                                 No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property.  No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company.

(w)                               The Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

(x)                                   None of the Company Products is, in whole or in part, subject to the provision of any open source or quasi-open source license agreement, including any of the following:  (i) GNU’s General Public License or Lesser/Library GPL; (ii) The Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun  Community Source License; (vi) an Open Source Foundation License (e.g., CDE and Motif UNIX user interface); (vii) the Apache Server License; or (viii) any other agreement obligating the Company to make source code publicly available to third parties.

(y)                                 Each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company Products.  To the Company’s best knowledge, the Company Products are in compliance with all applicable laws.  To the extent that Company Products (including new versions or releases thereof) have not been launched commercially, the Company has fully disclosed to Parent all technical problems or concerns associated with such Company Products known to or suspected by the Company that do or may be expected to affect the performance of such Company Products.  The Company has taken all actions necessary to document all Company Products and their operation such that the materials comprising the Company Products, including any source code and documentation, have been written in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(z)                                   Section 2.11(z) of the Company Schedule sets forth a complete and accurate list of:  (i) all software which the Company has licensed from any third party which is used by the Company in the Company Products or otherwise in its business (other than commercially available “shrink wrap” software); and (ii) a list of all “freeware” and “shareware” incorporated into any Company Product now or heretofore shipped by the Company.  The Company has all rights necessary to use such software, “freeware” and “shareware.”

2.12                           Agreements, Contracts and Commitments.

(a)                                  Section 2.12(a) of the Company Schedule sets forth all contracts that are material to the business or operations of the Company or which by their terms seek to limit or define those activities in which the Company is permitted or required to engage or which require any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby (collectively, the “Material Contracts”).  Except as set forth in Section 2.12(a) of the Company Schedule, the Company does not have, is not a party to nor is it bound by:

(i)                                     any collective bargaining agreements;

(ii)                                  any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii)                               any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv)                              any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(v)                                 any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(vi)                              any fidelity or surety bond or completion bond;

(vii)                           any lease of real or personal property having a value individually in excess of $25,000;

(viii)                        any agreement of indemnification, guaranty or suretyship;

(ix)                                any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(x)                                   any agreement, contract or commitment relating to capital expenditures or involving future payments in excess of $25,000;

(xi)                                any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise outside the ordinary course of the Company’s business;

(xii)                             any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (vi) above;

(xiii)                          any purchase order or contract for the purchase of raw materials or the provision of services involving $10,000 or more, other than purchases in the ordinary course of business;

(xiv)                         any construction contracts;

(xv)                            any distribution, joint marketing, licensing or development agreement; or

(xvi)                         any other agreement, contract or commitment that involves or could result in payments to or by the Company of $25,000 or more or is not cancelable by the Company without penalty within thirty (30) days.

(b)                                 Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Section 2.12(b) of the Company Schedule, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it or its assets or properties are or may be bound (any such agreement, contract or commitment, a “Contract”).  Each Contract is in full force and effect and is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.  The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements, including all such consents, approvals or waivers necessary to validly transfer and assign all such Contracts to the Surviving Corporation (the “Requisite Consents”).

2.13                           Interested Party Transactions.  Except as disclosed in Section 2.13 of the Company Schedule, no officer, director, employee or, to the knowledge of the Company’s management, shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has any direct or indirect interest in: (i) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii)  any entity that purchases from or sells or furnishes any goods or services to the Company, or (iii)  any Material Contract; provided, however, that ownership of no more than one percent (1%)

of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13.  The Company is not indebted to any officer, director, employee or shareholder of the Company (except for amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company.

2.14                           Company Authorizations.  Section 2.14 of the Company Schedule lists each consent, license, permit, approval, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) which is required or convenient for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”).  All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company (or the Surviving Corporation after the Merger) to operate or conduct the business substantially as currently conducted and proposed to be conducted or to hold any interest in the Company’s assets or properties.  The Company has complied with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby.  The Company has taken adequate and sufficient measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company is not aware of any past or current violation of any Company Authorization.

2.15                           Litigation.  Except as set forth in Section 2.15 of the Company Schedule, there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending or to the Company’s knowledge threatened by, against or involving the Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such, nor, to the knowledge of Company, is there any basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of the Company to design, develop, promote, sale, license, manufacture, import, export, use, distribute or provide any Company Products.

2.16                           Accounts Receivable.

(a)                                  Section 2.16(a) of the Company Schedule sets forth a list of all accounts receivable of the Company (“Accounts Receivable”), along with a range of days elapsed since invoice and the Company’s reasonable assessment of the collectability of any delinquent Accounts Receivable.

(b)                                 All Accounts Receivable of Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible in their full amount in accordance with their payment terms.  No person has given the Company notice of any disputes regarding, and no person has any Lien on, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, nor in each case is there any reasonable basis therefor.

2.17                           Minute Books.  The minute books of the Company made available to Parent are the only minute books of Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders and include copies of all board and shareholder actions by written consent since the Company’s inception.

2.18                           Environmental Matters.

(a)                                  Hazardous Material.  No underground storage tanks and no amount of Hazardous Materials are present, either as a result of the Company’s use or occupation of any real property or, to the Company’s knowledge as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.  For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

(b)                                 Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)                                  Permits.  The Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted and are proposed to be conducted (including by the Surviving Corporation after the Merger).  All such Environmental Permits are freely transferable and assignable to the Surviving Corporation, are currently are in full force and effect and the Company has received no notice that it is in violation thereof (or that there are any investigations pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

(d)                                 Environmental Liabilities.  No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Company.  The Company is not aware of any fact or circumstance, which could involve the Company in any material environmental litigation or investigation or impose upon the Company (or the Surviving Corporation as the successor to the Company) any material environmental liability, whether for its actual activities, as a potentially responsible party or otherwise.

(e)                                  Capital Expenditures.  The Company is not aware of any capital expenditures which are required for it to comply with any applicable Environmental Laws.

2.19                           Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.19 of the Company Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Section 2.19  of the Company Schedule sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 8.3) expected to be incurred by the Company in connection with negotiating and effectuating the terms and conditions of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, the actual amounts of which (regardless of the estimated amounts in Section 2.19 of the Company Schedule) shall be included as liabilities of the Company in calculating any Working Capital Deficit.

2.20                           Employee Benefit Plans.

(a)                                  Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

(i)                                     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii)                                  “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any ERISA Affiliate has or may have any liability obligation, including all International Employee Plans;

(iii)                               “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(iv)                              “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(v)                                 “ERISA Affiliate” means each subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(vi)                              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii)                           “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii)                        “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)                                “IRS” means the Internal Revenue Service;

(x)                                   “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xi)                                “Pension Plan” means each Company Employee Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)                                 Employee Plans and Employee Agreements.

(i)                                     Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.  Except for James K. Beriker, President of the Company, all employees of the Company are employed at will.

(ii)                                  Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person.  Except as described in Section 2.20(b)(ii) of the Company Schedule, entering into this Agreement and the Ancillary Agreements or completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.  The Company is not a party to any agreement for the provision of labor from any outside agency.  Since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(iii)                               Since the Company’s date of incorporation, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.  The Company has complied with all laws related to the employment of employees and, since the Company’s date of incorporation, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(iv)                              The Company has no written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Parent.

(c)                                  Documents.  The Company has provided (prior to the Closing Date) to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Company Schedule:

(i)                                     all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;

(ii)                                  the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;

(iii)                               the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;

(iv)                              if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets;

(v)                                 the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

(vi)                              all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Company Employee Plan;

(vii)                           all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company;

(viii)                        all correspondence to or from any Governmental Entity relating to any Company Employee Plan;

(ix)                                all COBRA forms and related notices (or such forms and notices as required under comparable law); and

(x)                                   the three (3) most recent plan years discrimination tests, if any, for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan.

(d)                                 Employee Plan Compliance.

(i)                                     The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan;

(ii)                                  Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;

(iii)                               Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation;

(iv)                              For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status;

(v)                                 No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan;

(vi)                              There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;

(vii)                           Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses);

(viii)                        There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan;

(ix)                                Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

(x)                                   The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)                                  No Pension or Welfare Plans.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to:

(i)                                     Any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code;

(ii)                                  Any Multiemployer Plan;

(iii)                               Any “multiple employer plan” as defined in ERISA or the Code; or

(iv)                              Any “funded welfare plan” within the meaning of Section 419 of the Code.

No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f)                                    No Post-Employment Obligations.  No Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(g)                                 Health Care Compliance.  Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h)                                 Past Acquisitions.  Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i)                                     Effect of Transaction.

(i)                                     Except for the termination of any Company Options outstanding at the Effective Time in accordance with their terms or pursuant to written agreements or arrangements providing for such cancellation, the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)                                  No payment or benefit which will or may be made by the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any Employee will be characterized as an “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(iii)                               With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Employee Plan, (A) there is and will be no liability of the Company, Parent or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and; to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(j)                                     Employment Matters.  The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to

Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)                                  Labor.  No work stoppage or labor strike against the Company or an ERISA Affiliate is pending, threatened or reasonably anticipated.  The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company.  Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by the Company.  Neither the Company nor any of its subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied

(m)                               International Employee Plan.  Neither the Company nor any ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.21                           Compliance with Laws.  The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”).  In particular, the Company is in compliance with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products.  The Company has not received any communication during the past three years from any Governmental Entity that alleges that it is or was not in compliance with any Applicable Law.  The Company has taken adequate and sufficient measures to ensure that its agents have complied with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products and the Company is not aware of any violation since inception by any of its current or former agents of such Applicable Laws.

2.22                           Warranties; Indemnities.  There are no material warranty or indemnity claims pending or threatened against the Company.  Section 2.22 of the Company Schedule sets forth:

(a)                                  a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation;

(b)                                 each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, any threatened dispute; and

(c)                                  the experience of the Company with respect to warranties, guarantees and warranty policies of or relating to the Company Products and services.

True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.  There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations.  The Company Financials reflect adequate and appropriate reserves for Warranty Obligations.  All products manufactured, designed, licensed, leased, rented or sold by the Company are and were free from material defects in construction and design and satisfy in all material respects the written requirements therefor set forth any and all contract, agreements, purchase orders or other specifications related thereto.

2.23                           Software Development Agreements.  The Company has not violated, is not in violation of, nor will this Agreement, any Ancillary Agreement, the observance and performance of the terms hereof and thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is the Company nor would Company be, under any circumstances, under any obligation to deliver source code or any confidential or proprietary information to any third party.

2.24                           Representations Complete.  None of the representations or warranties made by the Company (taken together with the Company Schedule), and none of the statements of, by or regarding the Company made in any schedule or certificate furnished by the Company pursuant to this Agreement or any Ancillary Agreement, and none of the documents prepared or reviewed by the Company to be furnished as a part of or in connection with any documents mailed or delivered to the shareholders of the Company in connection with seeking Written Consents or other approvals of this Agreement, the Merger, the Articles Amendment or the other transactions contemplated hereby or by the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Company) not misleading.

2.25                           Insurance.  All insurance policies of the Company are listed on Section 2.25 of the Company Schedule.  There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.26                           Foreign Corrupt Practices Act.  Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.27                           Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in writing or orally to the Company’s counsel or management in connection with their legal, accounting and business review of the Company.

2.28                           Board Approval.  The Board of Directors of the Company (a) has unanimously approved this Agreement, the Ancillary Agreements, and the Articles Amendment (b) has unanimously determined that this Agreement and the Ancillary Agreements are in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders and (c) has unanimously recommended and does unanimously recommend that the shareholders of the Company approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger and the Articles Amendment).

2.29                           Customers and Suppliers.  No customer which individually accounted for more than 1% of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer and, to the best knowledge of the Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.  The Company has not breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

2.30                           Export Control Laws.  The Company has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing, the Company represents and warrants that:

(a)                                  the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)                                 the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)                                  There are no pending or, to the Company’s knowledge, threatened claims against the Company with respect to such export licenses or other approvals;

(d)                                 To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)                                  No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

2.31                           Banks and Brokerage Accounts.  Section 2.31 of the Company Schedule sets forth:

(a)                                  a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b)                                 a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c)                                  a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company , the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.32                           Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” or other or similar antitakeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1                                 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified.

3.2                                 Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which Parent or Merger Sub is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3                                 No Conflicts.  The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; or

(b)                                 conflict with or result in a violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets; or

(c)                                  require Parent or Merger Sub to obtain any consent, approval or action of, or make any filing with or give any notice to any person as a result of the terms of, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Agreement of Merger with the Secretary of State of the State of California.

3.4                                 Investment Advisors.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in any event consistent in all respects with the Company’s 2003 Operating Plan previously provided to Parent, to pay its debts and Taxes when due, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Effective Time.  The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.  Prior to the Effective Date the Company shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement:

(a)                                  Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.7 hereof;

(b)                                 Sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to end user licenses in the ordinary course of business or pursuant to instruments of assignment to Merger Sub effective as of the Effective Time) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c)                                  Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Products;

(d)                                 Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedule;

(e)                                  Commence or settle any litigation, action or claim;

(f)                                    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company, or purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(g)                                 Except for the issuance of shares of Company capital stock upon exercise or conversion of currently outstanding Company Options, Company Warrants and Company Preferred Stock, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h)                                 Except as required by this Agreement, cause or permit any amendments to the Articles of Incorporation or Bylaws or other organizational or governing documents of the Company or any subsidiary;

(i)                                     Acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, or otherwise acquire or agree to acquire any assets which, individually or in the aggregate, are material to the business of the Company;

(j)                                     Sell, lease, license or otherwise transfer or dispose of, or permit the lapse of any licenses, with respect to any of its properties or assets;

(k)                                  Incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any such indebtedness or issue or sell any debt securities of the Company or guarantee or agree to act as a surety for any debt securities of others;

(l)                                     Grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in the Company Schedule, or adopt any new severance, termination, indemnification or other agreement the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(m)                               Adopt or amend (except as expressly contemplated by the terms of this Agreement) any Company Employee Plan or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage rates, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options);

(n)                                 Waive any stock purchase rights, accelerate, amend or otherwise materially modify, change the period of exercisability of any outstanding Company Options or reprice or replace Company Options or authorize cash payments in exchange for any such options;

(o)                                 Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p)                                 Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

(q)                                 Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)                                    Enter into any strategic alliance or joint marketing arrangement or agreement; or

(s)                                  Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing or cause the Company not to perform its covenants or obligations hereunder or under any Ancillary Agreement.

4.2                                 No Solicitation.  Until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 8.1 hereof, the Company will not nor will the Company permit any of the Company’s officers, directors, shareholders, agents, representatives or affiliates (any of the foregoing, a “Company Representative”) to directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a)                                  solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(b)                                 provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in Company or any of its subsidiaries;

(c)                                  enter into an agreement with any person, other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in Company or any of its subsidiaries; or

(d)                                 make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in Company or any of its subsidiaries by any person, other than Parent and its designees.

The taking of any action described in clauses (a) through (d) above by any Company Representative shall be deemed a material breach by Company of this Agreement. Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction.  In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Company Shareholder Approval.  As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval as provided by the CGCL, the DGCL and the Company Articles and Bylaws.  The Company shall solicit promptly, but in any event within three days of the signing of this Agreement, Written Consents from all its shareholders and shall use its best efforts to obtain such Written Consent of all Company shareholders to approve the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the approval and filing of the Articles Amendment) and to enable the Closing to occur as promptly as practicable.  The parties acknowledge and agree that certain of the Company’s shareholders previously have executed and delivered Written Consents sufficient to achieve the Required Vote with respect to the foregoing matters as a condition precedent to Parent and Merger Sub executing this Agreement, which occurrence shall not mitigate or modify the Company’s obligations to obtain the Written Consent of all Company shareholders pursuant to this Section 5.1.  The materials submitted to the Company’s shareholders have included and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Company’s Board of Directors in favor of the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the approval and filing of the Articles Amendment), and such other information and documents regarding Parent, its capital stock and its business and affairs as are necessary or appropriate to be provided to the shareholders in soliciting their consents and approvals.  Prior to the distribution of such materials or any amendment or supplement thereto, Parent and its counsel shall be provided copies of any materials not produced or provided by Parent for such purpose and shall be provided a reasonable opportunity to review and comment thereon.

5.2                                 Access to Information; Cooperation.

(a)                                  General Access; 3-05 Audit.  The Company shall cooperate with and afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company’s properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of Company as Parent reasonably may request (including any financial books, records and information necessary or desirable to expedite and complete the 3-05 Audit.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby.  In addition, the Company shall, and agrees to cause its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be requested by Parent in connection with the matters contemplated by this subparagraph (a) (including any certifications or reliance representation letters requested by the accounting firm, auditors or other persons engaged to conduct the 3-05 Audit).  Parent and the Company agree that each shall bear 50% of the fees, costs and expenses incurred in connection with the 3-05 Audit and that the 50% to be borne by the Company shall be included in the liabilities of the Company included in calculating the Working Capital Deficit.

(b)                                 Information Technology Access.  To facilitate prompt integration of the Company’s information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Company will provide Parent and its agents, employees and representatives with access to the Company’s IT inventory, as well as the Company’s personnel responsible for such IT inventory.  Because of the substantial lead time that may be required to order and install new software and hardware to integrate the Company’s IT systems with Parent’s, and the importance of a smooth integration of such IT systems promptly after the Closing, the Company agrees that Parent may order, either in Parent’s name or the Company’s name, any new IT services, hardware and software that Parent believes will be needed at the Company’s facilities in order to integrate Parent’s and the Company’s respective operations following the Closing.  The Company will cooperate with Parent in installing such IT systems, hardware and software prior to and in anticipation of the Closing, including, but not limited to, providing Parent with reasonable access to and use of the Company’s appropriate personnel; provided, however, that it is expressly acknowledged and agreed that no portion, in whole or in part of the ordered Company IT systems shall be connected or coupled to Parent’s IT systems prior to the Closing.  Parent and the Company agree to cooperate with each other to minimize any potential disruption to the Company’s business from these IT preparation and integration efforts; provided, however, that Parent will not have any liability to the Company for any such disruption or as may otherwise result from the IT integration efforts, except as may be directly caused by Parent’s gross negligence or willful misconduct; provided, further, that in no event will Parent have any liability to the Company for any indirect, incidental, consequential, special or speculative damages, including, but not limited to, damages for loss of profits or use, business interruption or loss of goodwill, irrespective of whether such damages arise under contract, tort, statute or otherwise and whether or not the Company has given Parent advance notice of the possibility of such damages.  The Company shall have the right to immediately cease all preparation and integration efforts, if, in the Company’s sole and reasonable assessment and after consultation with Parent, such continued activity may result in material damage to the Company.   If the Closing does not occur, other than because of the Company’s breach of this Agreement, Parent will reimburse the Company for its reasonable and documented out-of-pocket costs incurred by it in connection with the ordering and installation of IT services, hardware and software, payable upon the valid transfer of title in and possession of such items to Parent in a manner reasonably acceptable to Parent.  In any such event, Parent and the Company will cooperate in the removal of any such hardware or software so as to minimize any disruption to the Company’s business.  In addition, if the Closing does not occur, the Company will cooperate with Parent in canceling any orders for IT services, hardware or software and will otherwise execute and deliver all documents and instruments, and take such further actions, as may be necessary or desirable to minimize the costs which might be incurred in connection with the IT preparation and integration efforts.

(c)                                  Tax Returns.  The Company shall use its commercially reasonable best efforts to, as promptly as reasonably practicable after the date hereof, compile all necessary accounting and other Tax information and to consult with accountants, tax advisors and other appropriate persons in order to as expeditiously as reasonably practicable prepare all Tax Returns required to have been filed on or prior to the date hereof that have not been filed, together with any necessary or customary related materials and supporting documentation.  In this regard, the Company shall cooperate with and keep Parent apprised of the status and progress of such process and shall provide the Company access to all records related to and personnel engaged in the compilation of such information and the preparation of such Tax Returns, materials and supporting documentation.

(d)                                 New Technology Platform.  The Company covenants and agrees that between the date hereof and the Effective Time it shall use its commercially reasonable best efforts to, test, confirm the functionality of, and deploy a new technology platform for its business (the “New Platform”).  The New Platform shall be developed by or at the direction of the Company but shall be subject to Parent’s right to review progress, test and approve the final version of the New Platform.  The Company shall take all actions necessary to protect and preserve the confidentiality of any Company Intellectual Property rights included in the New Platform, to seek and obtain appropriate legal protections for any Company Intellectual Property embodied or contained in or related to the New Platform, and to ensure that no other parties (including any employees or consultants involved in creating the New Platform) have any rights in or claims against the New Platform or the related Company Intellectual Property rights.

5.3                                 Confidentiality.  Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation or activities pursuant to Section 5.2, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby, confidential (“Confidential Information”); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.7 or by order of court or government agency with subpoena powers (provided that such party shall first give the other party prior notice of such order and a reasonable opportunity to object or take other available action to protect the confidentiality of the Confidential Information), (f) is disclosed in the course of any litigation, arbitration or mediation between or among any of the parties hereto or (g) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information.

5.4                                 Public Disclosure.  Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or any of its directors, officers, shareholders, employees, agents, consultants, advisors, or other representatives without the prior written consent of Parent.  If Parent issues a press release with respect to the execution of this Agreement or the transactions contemplated hereby, Parent shall provide the Company a reasonable opportunity to review such release in advance, but the Company shall have no approval rights with respect to the scope or substance of such release to the extent the matters included are factually accurate and do not disclose any Confidential Information regarding the Company.

5.5                                 Consents.  The Company shall obtain all requisite consents, waivers and approvals under any of the Material Contracts as may be required in connection with the Merger and in connection with assigning such Material Contracts to the Surviving Corporation, in each case so as to preserve all rights of, and benefits to, the Company thereunder (and the Surviving Corporation as the assignee thereof after the Merger).

5.6                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements for the purpose of securing to the parties hereto the benefits contemplated hereby and thereby; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock either prior to or following the Merger.

5.7                                 Notification of Certain Matters.

(a)                                  General Notices.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice.

(b)                                 Intellectual Property Notices; IP Assignments.  The Company shall give Parent prompt notice if any person shall have (i) commenced, or shall have notified the Company that it intends to commence, an action or proceeding or (ii) provided the Company with notice, in either case which allege(s) that any of the Company Intellectual Property currently embodied, or proposed to be embodied, in the Company Products or utilized in Company-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to use and exploit such Company Intellectual Property (the foregoing, an “Infringement Claim”).  The Company shall cooperate with Parent in making arrangements, prior to the Closing Date, satisfactory to Parent in its sole and reasonable discretion to effect any necessary or appropriate assignments (as determined by Parent) to the Surviving Corporation of all Company Intellectual Property or other intellectual property rights owned or licensed by the Company or created by the Company’s founders, employees, consultants and independent contractors, including any Company Intellectual Property or other intellectual property rights created by the Company’s founders prior to the Company’s incorporation and the New Platform, and to obtain the cooperation of such persons to complete all Company Intellectual Property in the name of the Surviving Corporation at the Company’s or the Surviving Corporation’s expense (each, an “IP Assignment”).  The Company shall take commercially reasonable actions to maintain, perfect, preserve or renew the Company Intellectual Property through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Intellectual Property, received from Governmental Entities.  At the Closing, the Company will notify Parent of all actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any Company Intellectual Property (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

5.8                                 Third Party Expenses.  The Company shall cause all Third Party Expenses (as defined in Section 8.3) to be invoiced on the Closing Date and included in the Closing Date Working Capital Calculation.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all Third Party Expenses incurred by a party in negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.  Parent shall have the right to approve all Third Party Expenses to be incurred by the Company between the date hereof through the Effective Time, including necessary fees and expenses of legal counsel, auditors and tax advisors, which approvals will not be unreasonably withheld or delayed; provided, however, that the Company shall not be required to obtain approval for up to $50,000 in Third Party Expenses incurred by the Company in the aggregate in connection with negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, further, that regardless of whether the Company properly seeks and obtains the approval of Parent with respect to any specific Third Party Expenses, the actual amounts of all such Third Party Expenses incurred by the Company shall be included in the liabilities of the Company reflected in the Closing Date Working Capital Calculation.

5.9                                 Employee Bonuses.  At or as promptly as reasonably practicable after the Effective Time, Parent shall cause the Company to pay the respective cash Employee Bonus amounts set forth opposite the respective names of the Company employees set forth in Section 5.9 of the Company Schedule.  Such Employee Bonuses shall be deemed to be liabilities of the Company and included as such in the Closing Date Working Capital Calculation for purposes of determining any resulting adjustments to the Purchase Price hereunder.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:

(a)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby or in the Ancillary Agreements, which makes the consummation of the Merger or any such transaction illegal.

(b)                                 No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary

Agreements illegal or otherwise taken any action to prohibit consummation of the Merge or any such transaction.

6.2                                 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct as of such particular date or time), and each of Parent and Merger Sub shall have observed, performed and complied with all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with in all material respects by Parent and Merger Sub as of the Effective Time.

(b)                                 Certificate of Parent.  The Company shall have been provided with a certificate executed on behalf of Parent by an Executive Officer of Parent to the effect that, as of the Effective Time:

(i)                                     all representations and warranties made by Parent in this Agreement are true and correct in all material respects as referenced above; and

(ii)                                  all covenants, obligations and conditions in this Agreement to be performed by Parent and Merger Sub at or before the Effective Time have been performed in all material respects.

(c)                                  Opinion of Parent Counsel.  The Company and its shareholders shall have received the opinion of Parent’s legal counsel in the form of Exhibit F attached hereto.

6.3                                 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent and Merger Sub and may only be waived by Parent in writing if not satisfied):

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and the Company shall have observed, performed and complied with in all material respects all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company as of the Effective Time.

(b)                                 Claims.  There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to holders of Company capital stock), which (i) may materially and adversely affect the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements or (ii) could reasonably be anticipated to result in a material loss to the Company or the Surviving Corporation.

(c)                                  No Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect since April 30, 2003.

(d)                                 Employment Matters.  James Beriker, Brian McCarthy, Alan Trzcinko and Tony Winders (the “Key Employees”) shall be employed by the Company and shall have entered into employment agreements, in form and substance satisfactory to Parent, providing for their continued employment by Parent or the Company after the Merger.  None of such parties shall have indicated verbally or in writing to the Company or Parent that they are unwilling to continue as employees of the Company from and after the date hereof until the Effective Time and continuing as employees of Parent or the Surviving Corporation after the Effective Time in accordance with the terms and conditions of their written employment agreements.  James Beriker also shall have executed a document in form and substance satisfactory to Parent whereby Mr. Beriker agrees to terminate his employment with the Company effective as of the Effective Time and acknowledges and agrees that he shall be entitled to no further payments under the employment agreement (whether for severance or otherwise and other than the amounts set forth on Schedule 5.9 of the Company Schedule) and further agrees to irrevocably and unconditionally waive any claims or causes of action relating to his employment with the Company, the termination thereof, or the terms of his employment agreement with the Company.

(e)                                  Written Consents.  The holders of 100% of the outstanding Company Common Stock and the holders of at least 95% of each series of the outstanding Company Preferred Stock shall have delivered properly completed and executed Written Consents with respect to such shares voting (i) to approve the Merger, this Agreement and any Ancillary Agreements requiring shareholder approval and (ii) to amend the Company Articles pursuant to the filing of the Articles Amendment with the Secretary of state of the State of California.

(f)                                    Assignment of Intellectual Property Rights.  All necessary IP Assignments and related actions shall have been validly and properly completed as provided in Section 5.7(b) and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.

(g)                                 Intellectual Property Proceedings.  The Company shall not have received notice of any pending or threatened claim or allegation of infringement with respect to any Company Intellectual Property.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the validity, enforceability or the Company’s rights to use and exploit any Company Intellectual Property shall be in effect, nor shall be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Entity seeking any of the foregoing.

(h)                                 Articles Amendment.  The Articles Amendment shall have been approved by the Company’s shareholders and filed with and accepted by the Secretary of State of the State of California and the Company shall have provided Parent with a copy of such filing certified by the office of the Secretary of State of the State of California.

(i)                                     Shareholder Matters.  The Merger Agreement and the Merger shall have been adopted and approved by the Company’s shareholders as required by applicable law.  The number of Dissenting Shares as of the Closing Date, if any, shall not exceed 5% of the holders of Company Preferred Stock (on an as-converted basis) and none of the holders of the Company Common Stock shall have asserted or sought to perfect dissenters’ rights or other similar appraisal rights with respect to the Merger.

(j)                                     Third Party Consents.  Any and all consents, waivers, and approvals required to be obtained by the Company prior to or as a result of the Merger or the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been obtained (including those required under any Material Contracts as specified in Section 5.5 and the Requisite Consents).

(k)                                  Option and Warrant Exercises or Cancellations.  All Company Options and Company Warrants shall have been irrevocably terminated by exercise or cancellation on or before the Effective Time such that there are no Company Options or Warrants outstanding from and after the Effective Time.

(l)                                     Non-Competition Agreement.  The Company shall have delivered to Parent an executed Non-Competition Agreement, in the form attached as Exhibit B, from James K. Beriker.

(m)                               Third Party Expenses.  Three days prior to the scheduled Closing Date, Company shall provide Parent a statement setting forth in reasonable detail a full and complete summary of all Third Party Expenses incurred by the Company certified as to its accuracy and completeness by the Company’s Chief Financial Officer and Chief Executive Officer.

(n)                                 280G Shareholder Approval.  Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, if any, shall have been approved by such number of shareholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in form and substance reasonable satisfactory to Parent.

(o)                                 Termination of Certain Benefit Plans.  Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all Company Employee Plans (unless Parent provides written notice to Company that any specific Company Employee Plans not be terminated).  Unless Parent provides such written notice to Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors.  The form and substance of such resolutions shall be subject to the prior review and approval of Parent.  Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

(p)                                 Closing Date Working Capital Calculation.  The Company shall have provided Parent a draft of the Closing Date Working Capital Calculation at least three business days prior to the Closing Date and shall have provided Parent the actual Closing Date Working Capital Calculation on the Closing Date (which shall not show discrepancies of more than 1% as compared to the draft Closing Date Working Capital Calculation), in each case certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true, complete and correct in all material respects.

(q)                                 Certificate of the Company.  The Company shall have provided Parent with a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time, all conditions set forth in the preceding subparagraphs of this Section 6.3 have been satisfied.

(r)                                    No Injunctions or Restraints on Conduct of Business by Parent.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or limiting or restricting Parent’s conduct or the operation of the business of Company (or Parent’s business) following the Merger shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Entity seeking any of the foregoing.

(s)                                  Opinion of Company Counsel.  Parent shall have received the opinion of Company’s legal counsel in the form of Exhibit I attached hereto.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1                                 Survival of Representations and Warranties.  All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the second anniversary of the Effective Time.

7.2                                 Escrow Arrangements.

(a)                                  Escrow Fund.  At the Effective Time, without any act of any shareholder, Parent will deposit the Escrow Amount into an escrow account with an institution selected by Parent and reasonably acceptable to the Company or Company Agent (as defined below) as Escrow Agent (the “Escrow Agent”), such deposit to establish and constitute the Escrow Fund.  The Escrow Fund shall be governed by the terms set forth in this Section 7.2 and shall be maintained at the Company shareholders’ cost and expense.  The Escrow Amount shall be deposited into an interest bearing account and such interest shall be added to the Escrow Fund and available to cover Losses (as defined below) of Parent and its affiliates hereunder.  Any such interest earned on the Merger Consideration in the Escrow Fund shall be applied first to pay any fees, costs and expenses of the Escrow Agent and maintaining and disbursing the Escrow Fund and otherwise will be treated for all tax purposes as income of the party or parties to whom such Merger Consideration ultimately is distributed (subject to subparagraph (d) below).

(b)                                 Escrow Disbursements.  Parent, on behalf of itself and its affiliates, shall be entitled to withdraw cash from the Escrow Amount (and any interest thereon) to compensate Parent and its affiliates for any claim, loss, cost, expense, liability or other damage, including reasonable attorneys’ fees and costs of investigation and preparation (collectively, “Losses”) to the extent of the amount of Losses Parent or any of its affiliates suffers or incurs or reasonably anticipates suffering or incurring by reason, directly or indirectly, of (i) any inaccuracy in or breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein or in any Ancillary Agreement or in any document or instrument delivered pursuant hereto or thereto, or by reason of any misrepresentation by Company made in or pursuant to Article II of this Agreement; (ii) any inaccuracy in the calculation or the actual amount of the Working Capital Deficit which will be utilized in determining any Purchase Price Adjustments hereunder; (iii) any Losses arising out of any breach or alleged breach by any Company directors of their fiduciary duties to the Company or its shareholders; (iv) any costs of enforcing this Agreement and any rights and remedies available to Parent hereunder or at law or in equity; (v) any amounts per share required to be paid in satisfaction of appraisal rights to the extent greater than the amounts to which the dissenting shareholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings to determine the amount payable to dissenting shareholders); (vi) any amounts paid or payable in excess of the dollar amount included in calculating the Working Capital Deficit and attributed to the Company’s 50% share of the anticipated costs and expenses associated with the 3-05 Audit; and (vii) any Pre-Closing Taxes (as defined in Section 7.2(l)); provided, however, that Parent shall not be entitled to any amounts from the Escrow Fund until the aggregate amount of all Losses equals $50,000, and thereafter Parent shall be entitled to recover the amount of any and all

Losses from the Escrow Fund (including the entire amount of that first $50,000 of Losses); provided, further, however, that notwithstanding the foregoing, to the extent that the Losses in question are the result of or relate to (A) a breach of any representation, warranty, covenant or other provision relating to the amount of the Working Capital Deficit or any other matters referenced in clause (ii) of this paragraph, (B) other matters pursuant to which the Purchase Price is subject to adjustment hereunder or (C)breaches of or inaccuracies in the representations and warranties in Section 2.8 or (D) Pre-Closing Taxes, Parent shall be entitled to recover the entire amount of any Losses relating thereto from the first dollar.

(c)                                  Recourse to the Escrow Fund.  Nothing herein shall limit the liability of the Company for any Losses or damages incurred or sustained by Parent if the Merger does not close, and the establishment and availability of the Escrow Fund shall not in any way limit any other rights or remedies available hereunder or at law or in equity to Parent and its affiliates, all of which are cumulative and not exclusive.  Parent may not receive any amounts from the Escrow Fund unless and until Parent delivers an Officer’s Certificate (as defined in subparagraph (e) below) to the Escrow Agent identifying the nature and amount of Losses being asserted.

(d)                                 Termination and Distribution of Escrow Fund.  The Escrow Fund shall terminate on the first anniversary of the Effective Time; provided, however, that such portion of the Escrow Fund, which in the reasonable judgment of Parent (subject to the good faith reasonable objection of the Company Agent and the final determination of the matter in the manner provided in Section 7.2(g) hereof) is necessary to cover any unsatisfied Losses specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow, shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved.  In making any disbursements to Parent from the Escrow Fund to cover Losses pursuant to this Article VII: (i) first, the Escrow Agent shall make disbursements to Parent to cover such Losses out of the cash comprising the Common Stock Escrow Amount until such time as the entire Common Stock Escrow Amount has been depleted in its entirety and (ii) second, the Escrow Agent shall make disbursements to Parent to cover such Losses out of the cash comprising the Preferred Escrow Stock Amount.  As soon as all claims for Losses have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund to the parties on whose behalf such Escrow Funds were deposited (first, to the former holders of the Series A Preferred and the Series B Preferred and thereafter to the former holders of the Search123 Common Stock), in accordance with their respective Proportionate Interests therein, subject to the following tax obligations:

(A)                              Parent shall appropriately report any taxable income in respect of any interest income earned on cash amounts in the Escrow Fund; and

(B)                                immediately prior to any distribution of monies remaining in the Escrow Fund, if any, Parent shall receive a distribution out of the Escrow Fund equal to 40% (or the combined maximum federal and California tax rate then in effect, if lower) of the taxable income of such Escrow Fund attributed or charged to Parent.

(e)                                  Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent of a certificate signed by any authorized officer of Parent (an “Officer’s Certificate”):  (i) stating that Parent has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; and (iii) the nature of the Losses to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount held in such Escrow Fund equal to the aggregate amount of such actual Losses and shall set aside the amount of anticipated Losses, to be paid if and when actually paid, suffered or accrued.  In connection with any disbursement out of the Escrow Fund to cover any Losses, the Escrow Fund shall be applied in the order specified in clauses (i) and (ii) in subparagraph (d) immediately above.  At such time as the cash deposited in the Escrow Fund on behalf of a holders of Company Common Stock or Company Preferred Stock has been depleted in its entirety, such holder(s) automatically shall cease to have any claim on any portion of the Escrow Fund and shall cease to have any rights to receive any further Merger Consideration under this Agreement.

(f)                                    Objections to Claims.  Parent shall deliver to the Company Agent a duplicate copy of each Officer’s Certificate delivered to the Escrow Agent, and the Escrow Agent shall make no delivery to Parent of any amounts out of the Escrow Fund for five business days after the date of the Officer’s Certificate, unless the Escrow Agent receives written authorization from the Company Agent to make such delivery.  After such five business day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 7.2(e) hereof, unless prior to such time the Company Agent delivers a written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to the Escrow Agent with a copy to Parent and its counsel.  The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Company Agent is not disputing.  If the Company Agent does not timely deliver a Notice of Dispute (or such notice of Dispute does not reasonably describe the basis of the objection), the Company Agent shall be deemed to have approved and consented to the payment of such Losses by the Escrow Agent, and the Escrow Agent shall be entitled to rely on and act in accordance with such deemed approval and consent in distributing to Parent an amount from the Escrow Fund equal to the claimed Losses, even if the Company Agent subsequently objects to or disputes the nature or amount of Losses claimed by Parent.

(g)                                 Resolution of Conflicts.

(i)                                     If the Company Agent timely and properly delivers a Notice of Dispute, the Company Agent (as defined below) and Parent shall attempt in good faith to agree upon the rights and responsibilities of the respective parties with respect to such Losses, unless the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined (in which case, Parent shall be entitled to periodically make a claim for any Losses associated with such proceeding, in addition to seeking recovery for the aggregate amount of Losses, less any amounts previously paid during the pendency of the proceeding).  If the Company Agent and Parent should agree as a result of their good faith efforts as to the appropriate amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on and act in accordance with any such memorandum and promptly shall distribute amounts from the Escrow Fund in accordance with the terms thereof.

(ii)                                  If no such agreement can be reached after good faith negotiation, either Parent or the Company Agent may initiate a proceeding in any court of competent jurisdiction to seek enforcement of its rights or resolution of the dispute under this Section 7.2.  The Escrow Agent shall be entitled to act in accordance with any resulting court decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(h)                                 Appointment of Company Agent; Power of Attorney.

(i)                                     If the Merger is approved, effective upon such vote, and without further act of any Company shareholder, James K. Beriker shall be appointed as the agent and attorney-in-fact (such person, and any successor or replacement thereof as provided below, the “Company Agent”) for each Company shareholder on whose behalf monies are deposited into the Escrow Fund.  The Company Agent shall be authorized, for and on behalf of all such shareholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund in satisfaction of claims for Losses by Parent, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Agent to accomplish the foregoing.  Such agency may be changed by the holders of a majority of the Proportionate Interests from time to time upon not less than thirty (30) days prior written notice to the Parent certifying that the Company Agent has been removed by the requisite vote or consent of such shareholders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Company Agent appointed by such shareholders.  No bond shall be required of the Company Agent, and the Company Agent shall not receive compensation for his services.  Notices or communications to or from the Company Agent shall constitute notice to or from each of the shareholders of the Company.

(ii)                                  The Company Agent shall not be liable for any act done or omitted hereunder in his or her capacity as the Company Agent while acting in good faith and in the exercise of reasonable judgment or upon the advice of legal counsel.  The shareholders on whose behalf cash is deposited into the Escrow Fund shall jointly and severally indemnify the Company Agent and hold the Company Agent harmless against any Losses incurred by the Company Agent (including reasonable fees and expenses of any legal counsel retained by the Company Agent) arising out of or in connection with the acceptance or administration of the Company Agent’s duties hereunder unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Company Agent.  Subject and subordinate to the prior right of Parent to make claims for Losses, Company Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Holders for any fees, costs and expenses paid or incurred by the Company Agent in acting as the Company Agent hereunder; provided, however, that Company Agent may not recover such amounts until the first anniversary of the Effective Time and only then to the extent that there are no claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(i)                                     Actions of the Company Agent.  Any decision, act, consent or instruction of the Company Agent shall constitute a decision of all shareholders of the Company for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Agent as being the decision, act, consent or instruction of each and every such shareholder of the Company.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

(j)                                     Third-Party Claims.  If Parent becomes aware of any third-party claim which Parent believes may result in a claim for Losses against the Escrow Fund, Parent shall promptly notify the Company Agent of such claim, and the Company Agent shall be entitled, at his expense without reimbursement from the Escrow Fund, to participate in any defense of such claim.  Parent shall consult with the Company Agent prior to the settlement of any such claim and discuss with the Company Agent in good faith any input regarding the claim and potential settlement the Company Agent may have prior to any settlement.  After such consultation, Parent shall have the right to settle any such claim; provided, however, that except with the consent of the Company Agent (not to be unreasonably withheld, conditioned or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim for Losses against the Escrow Fund.  In the event that the Company Agent has consented to any such settlement, no shareholder shall have any power or authority to object under any provision of this Article VII to the amount of any claim for Losses by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

(k)                                  Escrow Agent’s Duties.

(i)                                     The Escrow Agent shall hold and safeguard the Escrow Fund during its existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent, and shall hold, make distributions from and dispose of the Escrow Fund only in accordance with the terms hereof.  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Company Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

(ii)                                  The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or Governmental Entities, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or Governmental Entities.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or Governmental Entities, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

(iii)                               The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)                              The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)                                 If any dispute or controversy arises between the parties to this Agreement with respect to the matters set forth in this Section 7.2¸ the Escrow Agent shall not be required to determine or decide the dispute or controversy or to take any action regarding the same.  The Escrow Agent may in such event hold all documents and cash in the Escrow Fund and may wait for the settlement of any such dispute or controversy through appropriate final legal proceedings.  Furthermore, the Escrow Agent may, in its good faith discretion after seeking advice of counsel, file an action of interpleader requiring the parties to answer and litigate any claims or rights among themselves.  The Escrow Agent is authorized to deposit with the clerk or other authorized agent of the court all documents and cash amounts involved in the dispute or controversy at issue, after deducting any costs, expenses, charges and reasonable attorneys fees incurred by the Escrow Agent in connection with the interpleader action.  Upon initiating such interpleader proceeding, the Escrow Agent shall be fully released and discharged of and from any obligations with respect to the documents, cash or other matters subject or relating to the dispute or controversy.

(vi)                              The Escrow Agent may resign at any time upon at least thirty (30) days written notice to Parent and the Company Agent to this Agreement; provided, however, that no such resignation shall become effective until a successor escrow agent has been appointed as follows:  Parent and the Company Agent shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the right to appoint a successor escrow agent authorized to do business in California.  The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon shall be deemed the Escrow Agent hereunder and without further acts shall be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent.  Thereafter (and upon the delivery of all remaining Escrow Amounts in the Escrow Fund to the successor agent), the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

(l)                                     For purposes of this Agreement:

(i)                                     In determining whether there has been a breach of or inaccuracy of a representation in Section 2.8, the effect of any disclosure in the Company Schedule with respect to any or all such representations shall be disregarded; and

(ii)                                  “Pre-Closing Taxes” and Losses relating or with respect thereto shall mean (1) all Taxes for which the Company could be held liable that are due with respect to periods ending on or prior to the Closing Date, (2) all Taxes of the Company that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, (3) all fees, costs, penalties, and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date, and (4) other Losses incurred with respect to amounts described in clauses (1) through (3) of this sentence.  Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date.  However, (x) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (y) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1                                 Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Company shareholders:

(a)                                  by mutual consent of the Company and Parent.

(b)                                 by Parent if:

(i)                                     the Company shall fail to seek and use its best efforts to obtain the consent of the Company shareholders as required by Section 5.1;

(ii)                                  the Company’s Board of Directors shall at any time fail to unanimously recommend to the Company’s shareholders approval of this Agreement, the Merger and the transactions contemplated hereby (including the Articles Amendment);

(iii)                               if Parent is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company;

(iv)                              if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would:  (A) prohibit Parent or the Surviving Corporation’s ownership or operation of all or a portion of the business, assets or properties of the Company or (B) compel Parent or the Surviving Corporation to dispose of or hold separate all or a portion of the business, assets or properties of Parent or the Company as a result of or after the Merger; or

(v)                                 if at any time after five days after the Company’s shareholders vote with respect to the Merger and this Agreement, holders of more than 5% of the outstanding shares of Company Preferred Stock or if holders of any shares of the Company Common Stock shall have exercised, or shall have any continued rights to exercise, appraisal, dissenters’ or similar rights under applicable law by virtue of the Merger.

(c)                                  by Parent or the Company if:

(i)                                     the Closing has not occurred by July 31, 2003;

(ii)                                  there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii)                               there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; or

(d)                                 by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.  Notwithstanding anything in this Section 8.1(b)(i), neither Parent nor Company may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing did not occur as a direct or indirect result of such material breach.

8.2                                 Effect of Termination.  If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company, or their respective officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.3, 5.4, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.

8.3                                 Fees and Expenses.  Except as otherwise expressly provided elsewhere herein and in this Section 8.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4                                 Amendment.  Except as is otherwise required by applicable law after the shareholders of Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.5                                 Extension; Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Merger Sub, to:

ValueClick, Inc.

4353 Park Terrace Drive

Westlake Village, CA 91361

Attention:  Samuel J. Paisley

Facsimile No.:  (818) 575-4508

with a copy (which shall not constitute notice) to Parent’s Counsel:

Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California  90071-3197
Attention: Bradford P. Weirick, Esq.

Facsimile No.:  (213) 229-6765

(b)                                 if to Company, to:

Search123.com Inc.

28632 Roadside Drive, Suite 265

Agoura Hills, CA 91301

Attention: James K. Beriker, President and Chief Executive Officer

Facsimile No.:  (818) 889-9240

or to Company Agent, to:

James K. Beriker
5949 Clear Valley Road

Hidden Hills, California  91302
Facsimile No.:

with a copy to the Company’s Counsel:

Loeb, Kosacz & Sundberg LLP
2801 Townsgate Road, Suite 209
Westlake Village, California 91361

Attention:  Paul S. Kosacz, Esq.

Facsimile No.:  (805) 777-7252

(c)                                  if to the Escrow Agent, to:

the address specified in writing by the Escrow Agent upon appointment and provided to the parties hereto.

with copies to the Company’s Counsel and Parent’s Counsel at the addresses above.

9.2                                 Interpretation.  Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular Article Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3                                 Counterparts.  This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4                                 Entire Agreement; Assignment.  This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:  (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter; (b) are not intended to and shall not confer upon any other person (including, those persons listed on any exhibits or schedules attached hereto or any shareholders of the Company) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio.  Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5                                 Severability.  If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6                                 Remedies; Exercise of Rights.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof shall preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles; provided, however, that the Merger and the effects thereof under the respective laws of the State of California and the State of Delaware shall be governed by the applicable provisions of the CGCL and the DGCL, respectively.

9.8                                 Jurisdiction and Venue.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the State of California sitting in Los Angeles County and each party hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

9.9                                 Specific Performance.  The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.10                           Rules of Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof.  Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter (or those contained in Section 1654 of the California Civil Code or the principles reflected therein) shall have no application to this Agreement or any Ancillary Agreement.  Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Escrow Agent and Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

SEARCH123.COM INC.	VALUECLICK, INC.

By:	By:
Name:	Name:
Title:	Title:

ESCROW AGENT(1)	MERGER SUB

By:	By:
Name:	Name:
Title:	Title:

COMPANY AGENT

James K. Beriker

(1)          With respect to the matters set forth in Articles I, VII and IX only.